Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of BBB Foods Inc. of our report dated November 13, 2023, except for the change in the manner in which the Company accounts for deferred income tax assets and liabilities arising from a single transaction discussed in Note 3.27 to the consolidated financial statements, as to which the date is December 27, 2023, relating to the consolidated financial statements of BBB Foods Inc., which appear in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers S.C.

Mexico City

February 2, 2024

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